EXHIBIT 99.1


January 14, 2000                        Contact: Richard Komosinski
                                                 (914) 965-2500

                 YONKERS FINANCIAL CORPORATION ANNOUNCES VOTING
                       AGREEMENT AND BOARD SEAT FOR GOULD


     Yonkers,  New York- Yonkers Financial  Corporation (Nasdaq National Market:
YFCB) announced today that it has entered into an agreement with Fredric H.Gould and related parties, who together beneficially own approximately 11.5% of theCorporation's stock, to appoint and reappoint, if necessary, Mr. Gould to aseat on the board of both Yonkers Financial Corporation and its subsidiary,Yonkers Savings and Loan Association FA, for a period to expire no earlier than March 31, 2002.

 Richard F. Komosinski, President and Chief Executive Officer of Yonkers Financial Corporation, stated: "We are very pleased to have reached this agreement with Mr. Gould. His significant experience with financial institutions and his broad and successful business background will make him a valuable addition to our board. We believe that Mr. Gould shares our vision regarding the future of this company."

     Mr. Gould and his group agreed with the Corporation as follows: 1) not toacquire, or offer to acquire, directly or indirectly, more than 24.9% of the Corporation's outstanding stock, unless a bona fide third party makes a proposal to acquire 25% or more of the outstanding stock; 2) not to transfer or sell, directly or indirectly, beneficial ownership of or the right to vote their shares of the Corporation, other than in certain open market transactions, without the approval of the Board of Directors, which approval will not be unreasonably withheld; 3) not to solicit proxies, directly or indirectly, or become a participant or engage in a solicitation with respect to any matter not recommended or approved by the Corporation or do any of the foregoing on behalf of any nominee for election as a director who is not supported or was not nominated by the Corporation; 4) not to, directly or indirectly, submit or encourage the submission of any nomination for election as director or any stockholder proposal for business at a meeting of the Corporation's stockholders; 5) to vote all shares beneficially owned in favor of any proposal or nominee for election as director submitted by the Corporation, against any proposal or nominee for election as director opposed by the Corporation, and in accordance with the recommendation of the Corporation on procedural matters; 6) except as otherwise required by Mr. Gould's fiduciary duty as a director, not to join with or assist any person in opposing, or make any statement in opposition to, any proposal or director nomination submitted by the Corporation to shareholders or supporting in any way any proposal submitted to a vote of the Corporation's stockholders that is opposed by the Corporation. Notwithstanding the provisions of this Section 6, in the event that a proposal not involving,
(a) the sale or merger of the Corporation (or the solicitation of bids or the hiring of an investment banker to explore methods to maximize shareholder value or similar proposals), (b) the hiring of an investment banker or the establishment of a committee or other mechanism to explore the Corporation's strategic options, or (c) the election of directors, is introduced for consideration at a shareholder meeting and such proposal is not approved by the Corporation's Board of Directors, then Mr. Gould and his group may vote their shares for such proposal in the same proportion as the number of votes otherwise cast for the proposal bears to the number of shares voted with respect to the proposal; 7) not to vote, directly or indirectly, for any nominee for election to the board other than those nominated or supported by the Corporation; 8) not to directly or indirectly solicit or initiate any communication regarding any acquisition offers for the Corporation; 9) not to, directly or indirectly, engage in any litigation


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with the  Corporation  except as may occur in the ordinary course of business;
10) not to provide any funds, services or facilities to any person to effect any of the foregoing prohibited activities; and 11) not to deposit any of their shares into a voting trust or enter into a voting agreement or other similar arrangement regarding their shares of the Corporation.

The agreement expires on March 31, 2002.

    Yonkers Financial Corporation was organized in 1995 as the holding company for The Yonkers Savings and Loan Association, F.A. Yonkers Savings serves the financial needs of communities in its market area through four traditional retail offices and one lending center located in Yonkers, New York and five in-store branches, located in Wappingers Falls, Yorktown Heights, Mt. Vernon, Cortlandt Manor and Poughkeepsie, New York.